Exhibit 8.1

[Letterhead of

CRAVATH, SWAINE & MOORE LLP]

 January 10, 2008

Citibank Credit Card Issuance Trust
$300,000,000 Floating Rate Class 2007-A11 Notes
of January 2015
(Legal Maturity Date January 2017)
Citiseries

Ladies and Gentlemen:

We have acted as special Federal tax counsel for Citibank (South Dakota), National Association in connection with the issuance and sale of $300,000,000 aggregate initial principal amount of Floating Rate Class 2007-A11 Notes of January 2015 (Legal Maturity Date January 2017) (the “Notes”) of the Citiseries.  The Notes will be issued pursuant to the Indenture dated as of September 26, 2000 (as the same has been amended or supplemented, the “Indenture”), between Citibank Credit Card Issuance Trust, as issuer, and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee, and the Issuer Certificate, dated as of January 10, 2008, relating to the Notes (the “Terms Document”).  Capitalized terms not otherwise defined herein are used as defined in the Indenture and the Terms Document.

In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Pooling and Servicing Agreement and the Series 2000 Supplement thereto, (b) the Indenture, (c) the Terms Document, (d) the Registration Statement on Form S-3 (Registration No. 333-145220), as amended, for the registration of the Collateral Certificate and the Notes under the Securities Act, (e) the base prospectus dated December 12, 2007 (the “Base Prospectus”), and the prospectus supplement dated

January 4, 2008 (the “Prospectus Supplement”), relating to the Notes (together, the “Prospectus”), and (f) a specimen of the Notes.

Based upon the foregoing, we hereby confirm that the statements set forth in the Prospectus under the heading “Tax Matters” accurately describe the material Federal income tax consequences to holders of the Notes, and we hereby adopt and confirm the opinions set forth therein.

We know that we are referred to under the headings “Prospectus Summary — Tax Status”, “Tax Matters — Tax Characterization of the Notes” and “Legal Matters” in the Prospectus, and we hereby consent to such use of our name therein and to the use of this opinion for filing as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Citibank (South Dakota), National Association
701 East 60th Street, North
Sioux Falls, SD 57117

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